Exhibit 23.1

Legal Opinion

Fujian Jinjiang Chendai Ansheng Shoes & Clothing Co., Ltd:

We, King & Wood PRC Lawyers, are qualified lawyers of the People’s Republic of China (“PRC” or “China”, for the purpose of this opinion only, the PRC or China shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) as such are qualified to issue this opinion with respect to the laws of the PRC. We have acted as the PRC counsel to Fujian Jinjiang Chendai Ansheng Shoes & Clothing Co., Ltd , the “Company”),a wholly foreign owned enterprise established and existing under the laws of the PRC, hereby issue this legal opinion(“this Opinion”)in connection with exchanging stock transaction between Anbailun International Holdings Limited, and an OTCQB Shell.

For purposes of this opinion, we have examined and reviewed the documents provided by the Company, including but not limited to: Basic Information Form of Foreign-Invested Enterprises, Certificate of Approval for Establishment of Enterprises with Investment of Taiwan, Hong Kong, Macao and Overseas Chinese in the PRC , Approval of Establishment of Foreign-Invested Enterprise of Fujian Jinjiang Chendai Ansheng Shoes & Clothing Co., Ltd by Takeover from Foreign Trade and Economic Cooperation Department of Fujian articles of association, equity transfer agreement ,business license, written statements and Foreign Exchange Registration Certificate (collectively, the “Documents”) and we have made such investigation of law as we have deemed appropriate as a basis for this opinion.

As used herein,

i.	Ansheng HK, means Ansheng (HK) Holding Limited.

ii.	Company, means Fujian Jinjiang Chendai Ansheng Shoes & Clothing Co., Ltd.

iii	HK, means the Hong Kong Special Administrative Region of the People’s Republic of China.

iv.	Governmental Agency, means all governmental or regulatory agencies or courts in the PRC.

v.	PRC Laws, means all applicable laws, regulations, statutes, orders, guidelines, notices, judicial interpretations and other legislation of the PRC that are in effect as at the date hereof;

In arriving at the opinion expressed below, we have assumed without independent investigation or inquiry (collectively, the “Assumptions”):

i.
All signatures, seals and chops are genuine, each signature on behalf of a partythereto is that of a person duly authorized to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

ii.
Each of the parties to the Documents other than the Company are duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation; each of them, other than the Company, have full power and authority to execute, deliver and perform their obligations under the Documents to which the Company is a party in accordance with the laws of its jurisdiction of organization;

iii.	The Documents that were presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented;

iv.	The laws of any country other than China which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

v
All the government approval authorities mentioned in the Documents have the power, right or due authorization to approve the relevant matters on which it has delivered the approvals, permits, licenses or certificates, as the case may be;

vi.
All the explanations and interpretations provided by the government officers, which duly reflect the official position of the relevant governmental authorities, and all factual statements provided by the Company, including but not limited to the statements set forth in the Documents, are complete, true and correct.

This legal opinion is rendered on the basis of the PRC Laws effective as at the date hereof. We do not purport to be an expert on, generally familiar with, or qualified to express legal opinions based on, any laws other than the PRC Laws. Accordingly, we express no opinion on the laws of any jurisdiction other than the PRC. Furthermore, there is no guarantee that any such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

Based on the foregoing and the disclosures made to us by the Company, and after our due inquiry, we are of the opinion that:

1.
Incorporation of the Company. Except as disclosed in the Disclosure Schedule(annexed hereto as the Annexure I),the Company has been duly organized and isvalidly existing under the PRC Laws, the articles of association and other constitutive documents of the Company and its business license comply with therequirements of applicable PRC Laws and are in foil force and effect, except forsituations that will not result in a material adverse effect on its business(“Material Adverse Effect”). Except as disclosed in the Disclosure Schedule ,all ofthe registered capital of and equity interests of the Company has been dulyauthorized and validly issued, is fully paid and to the best of our knowledge afterdue inquiry, free and clear of all liens, charges, restrictions upon voting or transferor any other encumbrances, equities or claims. The Company has obtained allnecessary approvals, authorizations, consents and orders, and has made all filingsthat are required under the PRC laws, rules and regulations, for the valid ownershipby sole shareholder, Ansheng HK, of such equity interests.

2.
Corporate Matters. The Company has all necessary licenses, consents, authorizations, approvals, orders, certificates and permits of and from, and has made all declarations and filings (collectively, “Governmental Authorizations”) with, all governmental or regulatory agencies or courts in the PRC (“Governmental Agencies”) to conduct its business, except for situations that will not result in a Material Adverse Effect; and all necessary Government Authorizations were duly obtained in connection with the establishment of the Company. To the best of our knowledge after due inquiry, the Company has all necessary Governmental Authorizations with, all Governmental Agencies to own, lease, license and use its properties and assets, except for situations that will not result in a Material Adverse is in compliance with the provisions of all necessary Government Authorizations in all material respects, (B) the Company has not received any notification of proceedings relating to the modification, suspension or revocation of any material Governmental Authorizations, and (C) no circumstances have arisen such that any material Governmental Authorizations is likely to be revised, revoked, suspended, cancelled or withdrawn or (where relevant) cannot be renewed upon its expiration date.

3.
Licenses. To the best of our knowledge after due inquiry, except as disclosed in the Disclosure Schedule, the Company has valid title to all of its properties and assets, except for situations that will not result in a Material Adverse Effect. To the best of our knowledge after due inquiry, except as disclosed in the Disclosure Schedule, such properties and assets are free and clear of all liens, charges, encumbrances, equities, claims, defects, options or restrictions.

4.
No Violation. To the best of our knowledge after due inquiry, except as disclosed in the Disclosure Schedule and the situations that will not result in a Material Adverse Effect, the Company is not in breach or violation of or in default under (A) its articles of association, business license or any other constitutive or organizational documents governed by PRC laws, regulations and rules, or (B) any law, regulation or rule of the PRC, or any decree, judgment or order of any court in the PRC, applicable to the Company;

5.
Foreign Exchange Registration. Based on our review of the Documents, the Company has accomplished the foreign exchange registration according to the necessary requirement by the Interim Measures on Administration of Registration of Foreign Exchange of Foreign-Invested Enterprises;

6.
No PRC Resident Shareholders. According to the certificates provided by the Company, none of the beneficial owners and trustees of the equity interest in the Company is a PRC resident. Based on such certificates, it is our opinion that none of the Company’s shareholders or the beneficial owners of the equity interest in the Company is required to complete a registration according to the Circular of the State Administration of Foreign Exchange on Foreign Exchange Issues Related to Equity Finance and Return Investments by Domestic Residents through Offshore Special Purpose Vehicles, which was issued by SAFE and became effective as of November 1, 2005, and a further implementing notice issued by SAFE on May 29, 2007.

7.
Corporate Structure. To the best of our knowledge after due inquiry, as the date of this Opinion, Ansheng HK legally owned 100% equity of the Company with all necessary certifications, licenses and Government Approvals.

8.
Legal Proceedings. To the best of our knowledge after due inquiry, there are no legal, arbitration or governmental proceedings in progress or pending in the PRC to which the Company is a party or of which any property of the Company is the subject which, if determined adversely to the Company, would individually or in the aggregate have a Material Adverse Effect; and, to the best of our knowledge after due inquiry, no such proceedings are threatened or contemplated by any Governmental Agency or third party, except as would not cause a Material Adverse Effect. To the best of our knowledge after due inquiry, there are no labor dispute, legal proceedings or other conflict with the employees of the Company exists or is imminent or threatened..

9.
No Sovereign Immunity. The Company is capable of suing and being sued. Under the PRC Law, the Company and its properties, assets or revenues, are entitled to any right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any court in the PRC, service of process, attachment prior to or in aid of execution of judgment, or other legal process or proceeding for the granting of any relief or the enforcement of any judgment.

The foregoing opinions are limited to matters of the PRC Laws effective as the date hereof. We have not investigated, and we do not express any opinion with respect to the laws of any other jurisdiction, and we have assumed that no such other laws would affect the opinions stated herein.

Yours faithfully,

/s/ King & Wood

King & Wood

2011. 02 . 11

Appendix I Fujian Jinjiang Chendai Ansheng Shoes & Clothing Co., Ltd. Disclosure Schedule

Schedule 1. Incorporation of the Company

1.
Pursuant to the documents of the Business registration by the Industry and Commerce Administration (the “ICA”), the names of three Founders of the Company are Ding Choumo Ding Jinbiao and Ding Jinfang  but the name of Ding Jinfang is misspelt to Ding JinFeng in the documents of the foundation registration on 1995 by the ICA. And NONE of such misspelling presents in any other documents by the ICA.

2.	The ICA could provide the documents of the Annual Inspections of the Industry and Commerce Administration since the year of foundation of the Company other than 1995 and 1996.

Schedule 3. Licenses

1.
The Company has concluded a maximum mortgage contract(the “Contract”) ,No. 14080121-2009 Nian Jinjiang (Di) Zi 0164) ,with the Jinjiang Branch of the Industry and Commercial Bank of China. The mortgage amount is RMB 5,000,000, and the Contract expires on July 28, 2012. The collateral is the factory building of the Company (The Number of the Title of the Building is Jin Fang Quan Zheng Chen Dai Zi 06-200177), of which the assessment of price is RMB 8,340,000.

Schedule 4. No Violation

1.	The Company has not contributed housing funds for its employees.